EXHIBIT 99.1

For Immediate Release

TRIANGLE COMPLETES $20 MILLION FUNDING

Calgary, Alberta - February 27, 2007 - Triangle Petroleum Corporation (the “Company” or “Triangle”) (OTCBB: TPLM) is pleased to announce that it has raised $20,824,000 through the private placement of 10,412,000 shares of common stock priced at $2.00 per share with no warrants attached. Net proceeds to the Company were approximately $19.3 million. This capital will be used to fund the Company’s 2007 capital expenditure program, with the majority of these funds to be utilized for the Fayetteville drilling program in Conway County, Arkansas. Capital One Southcoast, Inc. and Pickering Energy Partners, Inc. acted as placement agents.

Mark Gustafson, President and CEO of Triangle states, “We are pleased that this institutional funding allows us to aggressively explore our 20,000 acres in Conway County, including extensive 3-D seismic programs, vertical test wells and horizontal drilling programs in 2007. We wish to personally thank Stan Ellington, Patrick Mooney, Michael Uffman and the rest of the team at Southcoast for their strong efforts to conclude this funding.”

Sichenzia Ross Friedman Ference LLP represented the Company in this transaction. Complete details regarding the financing transaction can be found in the Company’s filings with the Securities and Exchange Commission.

About Triangle Petroleum Corporation

Triangle is an exploration company focused on the Fayetteville Shale project in Arkansas, the Barnett Shale project in Texas, and resource plays in select areas of the western United States. An experienced team comprising technical and business skills has been formed to optimize the Company’s opportunities through its operating subsidiaries, Triangle USA Petroleum Corporation in the United States and Elmworth Energy Corporation in Canada.

For more information please visit www.trianglepetroleum.com.

On behalf of the Board of Directors,

TRIANGLE PETROLEUM CORPORATION
Mark Gustafson, President

For more information contact:
Jason Krueger, CFA, Corporate Communications
E-mail: info@trianglepetroleum.com
Telephone: (403) 374-1234

Safe Harbor Statement. This news release includes statements about expected future events and/or results that are forward-looking in nature and subject to risks and uncertainties. Forward-looking statements in this release include, but are not limited to, the amount of funds the Company may receive, the Company’s proposed acquisition and development of properties, including drilling projects. It is important to note that actual outcomes and the Company's actual results could differ materially from those in such forward-looking statements. Factors that could cause actual results to differ materially include the possibility that additional investments will not be made or that appropriate opportunities for development will not be available or will not be properly developed. For additional risk factors about our Company, readers should refer to risk disclosure contained in our reports filed with the Securities and Exchange Commission.

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